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                                                  Exhibit 12

                  DEVON ENERGY CORPORATION
      Computation of Ratio of Earnings to Fixed Charges


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
                                                 Year Ended December 31,
                                                 1998     1997     1996
                                             (In Thousands, Except Ratios)

Earnings (loss) before income taxes          $(75,792) (473,833)  118,689

Add:
  Interest expense                             22,632    18,788    12,662
  Distributions on preferred securities
    of subsidiary                               9,717     9,717     4,753
  Amortization of costs incurred in
  connection with offering of the preferred
  securities of subsidiary trust                  240       269        82
  Estimated interest factor of operating
    payments                                      683       505       319
  Deferred effect of changes in foreign
    currency exchange rate on subsidiary's
    long-term debt                             16,104     5,860       199

Earnings (loss) as adjusted (A)              $(26,416) (438,694)  136,704

Fixed charges:
  Interest costs incurred                      22,632    18,788    12,662
  Distributions on preferred securities
    of subsidiary trust                         9,717     9,717     4,753
  Amortization of costs incurred in connection
    with the offering of the preferred
    securities of subsidiary trust                240       269        82
  Estimated interest factor of operating
    lease payments                                683       505       319
  Deferred effect of changes in foreign
    currency exchange rate on subsidiary's
    long-term debt                             16,104     5,860       199

Total fixed charges (B)                      $ 49,376    35,139    18,015

Ratio of earnings to fixed charges (A)/(B)        N/A       N/A      7.59

Insufficiency of earnings to cover
   fixed charges                             $ 75,792   473,833       N/A
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